Exhibit (a)(24)

VAN ECK FUNDS

AMENDMENT NO. 23

TO

THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

          Amendment No. 23 to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the “Agreement”) of Van Eck Funds (the “Trust”), made at New York, New York, this 12th day of Februsary, 2009.

WITNESSETH:

          WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

          WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof; and

          WHEREAS, a majority of the Trustees have voted to establish a new Sub-Trust of the Trust, which is designated as Multi-Manager Alternatives Fund, and to establish two classes of Shares of such new Sub-Trust, which are designated as Class A and Class I; and

          WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

          NOW, THEREFORE, the Agreement is hereby amended as follows:

Section 4.2. ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following four Sub-Trusts: Emerging Markets Fund (Class A, Class C and Class I), Global Hard Assets Fund (Class A, Class C and Class I), International Investors Gold Fund (Class A, Class C and Class I) and Multi-Manager Alternatives Fund (Class A and Class I). Shares of such Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall, unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same, have the same relative rights and preferences.

          The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

s/s Joseph J. McBrien

Joseph J. McBrien, Secretary
STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

          Then personally appeared the above-named Joseph J. McBrien and acknowledged this instrument to be his/her free act and deed this 12th day of February, 2009.

s/s Alison Y. Emanuel

Notary Public, State of new York
NO. 01EM5077310
Qualified in Queens County
Commission Expires May 5, 2011